EX-99.13.b

CO-TRANSFER AGENCY AND REGISTRAR SERVICES AGREEMENT

THIS CO-TRANSFER AGENCY AND REGISTRAR SERVICES AGREEMENT (this “Agreement”), dated as of _______________, (the “Effective Date”), is entered into by and between DIMENSIONAL ETF TRUST, a Delaware statutory trust (the “Company”), and AMERICAN STOCK TRANSFER & TRUST COMPANY, LLC, a New York limited liability trust company (“AST”; together with the Company, the “Parties”; each, the “Party”).

1. Appointment of AST as Co-Transfer Agent and Registrar.

(a) The Company hereby appoints AST, and AST hereby accepts such appointment, to act as co-transfer agent and registrar (the “Co-Transfer Agent”) for the common stock of the Company and for any other securities of the Company as requested in writing by the Company from time to time (the “Shares”).  AST shall perform only those duties and obligations that are specifically set forth in this Agreement, and no implied duties and obligations shall be read into this Agreement against AST.

2. Term.  The initial term of this Agreement shall be 1 year with a minimum initial requirement for 9 months of services to be incurred. The Term shall be governed by this Section, notwithstanding the cessation of active trading of the Shares.

3. Fees; Expenses.

(a) As consideration for the services listed on Schedule 1 (the “Services”), the Company shall pay to AST the fees in $USD set forth on Schedule 1 (the “Fees”).  If the Company requests that AST provide additional services not contemplated hereby, the Company shall pay to AST fees for such services at AST’s reasonable and customary rates, such fees to be governed by the terms of a separate agreement to be mutually agreed to and entered into by the Parties at such time (the “Additional Service Fee”; together with the Fees, the “Service Fees”).

(b) The Company shall reimburse AST for all reasonable and documented expenses incurred by AST (including, without limitation, reasonable and documented fees and disbursements of counsel) in connection with the Services (the “Expenses”); provided, however, that AST reserves the right to request advance payment for any out-of-pocket expenses.  The Company agrees to pay all Service Fees and Expenses within thirty (30) days following receipt of an invoice from AST.

(c) The Company agrees and acknowledges that AST may adjust the Service Fees annually, on or about each anniversary date of this Agreement, by the annual percentage of change in the latest Consumer Price Index of All Urban Consumers United States City Average, as published by the U.S. Department of Labor, Bureau of Labor Statistics.

(d) Upon termination of this Agreement for any reason, AST shall assist the Company with the transfer of records of the Company held by AST.  AST shall be entitled to reasonable additional compensation and reimbursement of any Expenses for the preparation and delivery of such records to the successor agent or to the Company, and for maintaining records and/or Stock Certificates that are received after the termination of this Agreement (the “Record Transfer Services”).

4.	Representations and Warranties.

(a) The Company represents and warrants to AST that (i) it is duly organized and validly existing and in good standing under the laws of the state of its organization; (ii) it has all requisite power and authority to enter into this Agreement and to perform the transactions contemplated hereby; (iii) the execution, delivery and performance of this Agreement and the transactions contemplated hereby have been duly authorized by all necessary action on the part of the Company; and (iv) this Agreement has been duly executed and delivered and is the legally valid and binding obligation of the Company, enforceable against the Company in accordance with the Agreement’s terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors’ rights generally or by equitable principles (whether enforcement is sought by proceeding in equity or at law).

(b) All Shares issued and outstanding as of the date hereof, or to be issued during the Term, are or shall be duly authorized, validly issued, fully paid and non-assessable. All such Shares are or shall be duly registered under the Securities Act of 1933, as amended (the “Securities Act”), and the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

(c) Any Shares that are not registered under the Securities Act and the Exchange Act are or shall be issued or transferred in a transaction that is, or a series of transactions that are, exempt from the registration provisions under the Securities Act and the Exchange Act, and such Shares bear or shall bear the applicable restrictive legends.  Upon any issuance or transfer of such Shares, the Company shall deliver to AST a legal opinion in form and substance reasonably satisfactory to AST.

5. Reliance.

(a) AST shall be entitled to assume the validity of the issuance, presentation or transfer of  a Stock Certificate, the genuineness of any endorsement(s), the authority of its presenter(s), or the collection or payment of charges or taxes incident to the issuance or transfer of such Stock Certificate; provided, however, that AST may delay or decline to issue or transfer a Stock Certificate if it determines in good faith and in its sole discretion that it is in the Company’s and/or AST’s best interests to receive evidence or written assurance of the validity of the issuance, presentation or transfer of the Stock Certificate, the authority of its presenter(s) or the collection or payment of any charges or taxes relating to the issuance or transfer.

(b) [In its capacity as successor co-transfer agent, AST shall not be responsible or liable for any discrepancy between its records and the Company’s records, unless, prior to or contemporaneously with the transfer of records from the Company’s prior co-transfer agent, an authorized officer of the Company has notified AST in writing that no discrepancy existed between the Company’s records and the records in the possession of the prior co-transfer agent.]  For the avoidance of doubt, AST shall not be respon-sible for any transfer or issuance of Shares that has not been effected by AST.

(c) AST may rely on, and shall be protected and incur no liability in acting or refraining from acting in reliance upon: (i) any writing or other instruction, including, but not limited to, oral instruction, certificate, instrument, opinion, notice, letter, stock power, affidavit or other document or security, received from any Person (as defined below) it believes in good faith to be an authorized officer, agent or employee of the Company, unless the Company has advised AST in writing that AST must act and rely only on writ-ten instructions of certain authorized officers of the Company; (ii) any statement of fact contained in any such writing or instruction which AST in good faith believes to be accurate; (iii) other authenticity and genuineness of any signature (manual, facsimile or electronic) appearing on any writing, including, but not limited to, any certificate, instrument, opinion, notice, letter, stock power, affidavit or other document or security; and (iv) the conformity to original of any copy.  AST may act and rely on the advice, opinions or instructions received from the Company’s legal counsel.  In the event that the Company or its legal counsel is unavailable or does not respond to AST’s requests for legal advice, AST may seek the advice of AST’s own legal counsel (including its internal legal counsel), and AST shall be entitled to act and rely on the advice, opinion or instruction of such counsel, which shall be full and complete authorization and protection in respect of any action taken, suffered or omitted by AST pursuant to such advice, opinion or instruction.  Without limiting the foregoing, AST shall be entitled to use and rely upon any instructions of the Company without responsibility for independent verification thereof and shall not assume responsibility for the accuracy or completeness of such instructions.

(d) AST may rely on, and shall be protected and incur no liability in acting or refraining from acting in reliance upon: (i) any writing or other instruction believed by AST in good faith to have been furnished by or on behalf of a Shareholder, including, but not limited to, any oral instruction, certificate, instrument, opinion, notice, letter, stock power, affidavit or other document or security; (ii) any statement of fact contained in any such writing or instruction which AST in good faith believes to be accurate; (iii) the apparent authority of any Person to act on behalf of a Shareholder as having actual authority to the extent of such apparent authority; (iv) the authenticity and genuineness of any signature (manual, facsimile or electronic) appearing on any writing, including, but not limited to, any certificate, instrument, opinion, notice, letter, stock power, affidavit or other document or security; and (v) on the conformity to original of any copy.  AST is authorized to reject any transfer request that fails to satisfy AST’s internal procedures relating to the transfer of Shares.  Without limiting the foregoing, AST shall be entitled to use and rely upon any instructions of a Shareholder or its representatives without responsibility for independent verification thereof and shall not assume responsibility for the accuracy or completeness of such instructions.

(e) AST may rely on, and shall be protected and incur no liability in acting or refraining from acting in reliance upon: (i) any information, records, documents and communication provided to AST by the Company’s principal transfer agent, any former transfer agent or former registrar of the Company; (ii) any guaranty of signature by an “eligible guarantor institution” that is a member or participant in the Securities Transfer Agents Medallion Program or other comparable signature guarantee program or insurance program; or (iii) any instructions received through the Depository Trust Company’s Direct Registration System/Profile service.

(f) AST shall promptly notify the Company upon receipt of a Stock Certificate that is not reflected in AST’s records.  If the Company and AST are unable to account for such Stock Certificate, within sixty (60) days of such determination, the Company shall in its sole discretion (a) increase the number of issued Shares or (b) acquire and cancel a number of Shares to account for such Stock Certificate.

6. Confidentiality.

(a)  “Confidential Information” means, as to the Disclosing Party (as defined below) and, if applicable, its Affiliates: (i) information concerning the business of the Disclosing Party and, if applicable, its Affiliates (including, without limitation, business, financial, technical, and other information marked or designated by such Party as “confidential” or “proprietary”, historical financial statements, financial projections and budgets, audits, tax returns and accountants’ materials, historical, current and projected sales, capital spending budgets and plans, business plans, strategic plans, marketing and advertising plans, publications, and customer agreements); (ii) information that, by the nature of the circumstances surrounding the disclosure, ought in good faith to be treated as confidential; (iii) information, including account information, relating to the shareholders of the Disclosing Party; and (iv) all notes, analyses, compilations, studies, summaries and other material prepared by the Receiving Party (as defined below), its Affiliates, employees, agents, and representatives containing or based, in whole or in part, on any or all of the foregoing; provided that Confidential Information shall not include any information that (x) is or becomes (through no improper action or inaction of the Receiving Party) generally available to the public; (y) was rightfully disclosed to the Receiving Party by a third party without a breach of any confidentiality obligations hereunder; or (z) was independently developed by the Receiving Party without reference to or use of any Confidential Information.

(b)  “Affiliates” means, as to a specified Person, another Person that directly, or indirectly, controls or is controlled or is under common control with the specified Person; “Person” means any corporation, limited liability company, partnership or other legal entity; and “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise.  “Controlling” and “controlled” shall have corresponding meanings.

(c) Each Party (the “Receiving Party”) acknowledges that it may acquire or have access to Confidential Information of the other Party (the “Disclosing Party”) in connection with the Services or this Agreement.  The Receiving Party shall not disclose Confidential Information to any other Person, and shall not use Confidential Information for any purposes other than in connection with the performance of its obligations under this Agreement; provided that the Receiving Party shall be permitted to disclose Confidential Information (i) pursuant to the order of any court or administrative agency or in any pending legal, judicial or administrative proceeding, or otherwise as required by applicable law or compulsory legal process based on the advice of counsel (in which case the Receiving Party agrees, to the extent practicable and not prohibited by applicable law, to inform the Disclosing Party promptly thereof prior to disclosure; provided, however, that this clause shall not require AST to notify the Company of its receipt of any subpoena, summons, or other legal process relating to wage garnishment, tax levy or domestic matter proceedings filed against or by a Shareholder); or  (ii) upon the request or demand of any regulatory authority having jurisdiction over the Receiving Party (in which case the Receiving Party agrees, to the extent practicable and not prohibited by applicable law, to inform the Disclosing Party promptly thereof prior to disclosure).  The Receiving Party shall safeguard the Confidential Information to the same extent that it safeguards its own confidential information of a like nature and in any event with not less than a reasonable degree of care.

(d) Upon the termination of this Agreement or upon the Disclosing Party’s written request, the Receiving Party shall, at the Disclosing Party’s option, either destroy or return to the Disclosing Party any and all of the Confidential Information, written or other materials derived from the Confidential Information, and copies thereof, and shall delete and purge permanently all copies and traces of the same from any storage location and/or media to the extent reasonably or technically possible. The Receiving Party shall, within fifteen (15) days from the termination of this Agreement or such request, provide the Disclosing Party with a certificate signed by an authorized officer of the Receiving Party confirming that the Receiving Party has fulfilled its obligations under this clause.  Notwithstanding the foregoing, upon notice to the Disclosing Party, the Receiving Party may keep a copy of the Confidential Information after termination of this Agreement to the extent necessary for audit and/or regulatory purposes or to the extent required under applicable law.

7. Termination.

(a) Either Party may terminate this Agreement if the other Party breaches any material provision herein and either the breach cannot be cured or, if the breach can be cured, it is not cured by the breaching Party within 45 days after the breaching Party’s receipt of written notice of such breach (the “Cure Period”).  If the Company is the breaching Party, then, during the Cure Period, upon written notice to the Company, AST may suspend the Services without terminating the Agreement.  During the period of suspension of Services, AST shall have no obligation to act as Co-Transfer Agent, it being understood that such suspension shall not affect AST’s rights and remedies hereunder.

(b) Either Party may terminate this Agreement, effective upon written notice to the other Party,

if the other Party (i) becomes insolvent or admits its inability to pay its debts generally as they become due; (ii) becomes subject, voluntarily or involuntarily, to any proceeding under any domestic or foreign bankruptcy or insolvency law, which is not fully stayed within seven (7) business days or is not dismissed or vacated within forty-five (45) business days after filing; (iii) is dissolved or liquidated or takes any corporate action for such purpose; (iv) makes a general assignment for the benefit of creditors; or (v) has a receiver, trustee, custodian or similar agent appointed by order of any court of competent jurisdiction to take charge of or sell any material portion of its property or business.

(c) The expiration or termination of this Agreement, for any reason, shall not release either Party from any obligation or liability to the other Party, including any payment and delivery obligation, that (i) has already accrued hereunder; (ii) comes into effect due to the expiration or termination of the Agreement; or (iii) otherwise survives the expiration or termination of this Agreement. Following the termination of this Agreement, AST shall promptly invoice the Company for any outstanding Service Fees and Expenses due and owing under this Agreement, and the Company shall pay all such Service Fees and Expenses to AST in accordance with the payment terms set forth in this Agreement.

(d) If the Company terminates this Agreement pursuant to Sections 2 or 9(a), then the Company shall pay to AST (i) all amounts outstanding under this Agreement as of the date of such termination and (ii) AST’s then-customary fees for Record Transfer Services.  If the Company terminates this Agreement for any reason other than pursuant to Sections 2 or 9(a), then the Company shall pay to AST (x) all outstanding Service Fees and Expenses as of the date of such termination, (y) the Service Fees that would otherwise have accrued during the remainder of the then-current Term, and (z) AST’s then-customary fees for Record Transfer Services.

8. Limitations on Liability.

(a) To the fullest extent permitted by applicable law, no Party shall be liable to any other Party on any theory of liability for any special, indirect, consequential or punitive damages (including, without limitation, any loss of profits, business or anticipated savings).

(b) AST’s liability arising out of or in connection with the Services shall not exceed the aggregate amount of all Service Fees paid under this Agreement during the twelve-month period immediately prior to the date of occurrence of the circumstances giving rise to such liability.

9. Indemnity.

(a) The Company hereby agrees to indemnify and hold harmless AST and its Affiliates and its and their officers, directors, employees, advisors, agents, other representatives and controlling persons (each, an “Indemnified Person”) from and against any and all losses, claims, damages, liabilities and expenses, joint or several, to which any such Indemnified Person may become subject arising out of or in connection with this Agreement and the Services or any claim, litigation, investigation or proceeding relating to any of the foregoing (each, a “Proceeding”), regardless of whether any such Indemnified Person is a party thereto or whether a Proceeding is brought by a third party or by the Company or any of its Affiliates, and to reimburse each such Indemnified Person upon demand for any reasonable, documented legal or other out‑of‑pocket expenses incurred in connection with investigating or defending any of the foregoing by one counsel to the Indemnified Persons taken as a whole and, in the case of a conflict of interest, one additional counsel to the affected Indemnified Persons taken as a whole; provided that the foregoing indemnity shall not, as to any Indemnified Person, apply to losses, claims, damages, liabilities or related expenses  to the extent they have resulted from the willful misconduct, bad faith or gross negligence of such Indemnified Person (as determined by a court of competent jurisdiction in a final and non-appealable decision).

(b) AST agrees to notify the Company promptly of the assertion of any Proceeding against any Indemnified Person; and the Company agrees to notify AST promptly of the assertion of any Proceeding against the Company, or any of its officers, directors, employees, advisors, agents, other representatives and controlling persons in connection with the Services, in which event AST agrees to assume sole responsibility of promptly notifying any of the relevant Indemnified Persons of any such assertion.  At the Company’s election, unless there is a conflict of interest, the defense of the Indemnified Persons shall be conducted by the Company’s counsel. Notwithstanding the foregoing, AST may employ separate counsel to represent it or defend AST or an Indemnified Person in such Proceeding, and the Company will pay any reasonable, documented legal or other out‑of‑pocket expenses of counsel if AST or such Indemnified Person reasonably determines, based on the advice of its legal counsel, that there are defenses available to AST or such Indemnified Person that are different from, or in addition to, those available to the Company, or if an actual or potential conflict of interest between AST or the Indemnified Person and the Company makes representation by the Company’s counsel not advisable; provided  that, unless there is an actual or potential conflict of interest, the Company will not be required to pay the fees and expenses of more than one separate counsel for all Indemnified Persons in any jurisdiction in any single Proceeding.  In any Proceeding the defense of which the Company assumes, the Indemnified Persons shall be entitled to participate in such Proceeding and retain its own counsel at such Indemnified Person’s own expense.

(c) The Company shall not be liable for any settlement of any Proceedings effected without its consent (which consent shall not be unreasonably withheld, conditioned or delayed), but if settled with the Company’s written consent or if there is a final judgment for the plaintiff in any such Proceedings, the Company agrees to indemnify and hold harmless each Indemnified Person from and against any and all losses, claims, damages, liabilities and expenses by reason of such settlement or judgment in accordance with clause (a) above.  The Company shall not, without the prior written consent of an Indemnified Person (which consent shall not be unreasonably withheld, conditioned or delayed), effect any settlement or consent to the entry of any judgment of any pending or threatened Proceedings in respect of which indemnity could have been sought hereunder by such Indemnified Person, unless (i) such settlement includes an unconditional release of such Indemnified Person in form and substance satisfactory to such Indemnified Person from all liability on claims that are the subject matter of such Proceedings and (ii) does not include any statement as to or any admission of fault, culpability or a failure to act by or on behalf of any Indemnified Person.

10. Force Majeure.  AST shall not be liable for failure or delay in the performance of the Services if such failure or delay is due to causes beyond its reasonable control, including but not limited to Acts of God (including fire, flood, earthquake, storm, hurricane or other natural disaster), war, invasion, act of foreign enemies, hostilities (regardless of whether war is declared), civil war, rebellion, revolution, insurrection, military or usurped power or confiscation, terrorist activities, nationalization, government sanction, blockage, embargo, labor dispute, strike, lockout or interruption or failure of electricity or telephone service or any other force majeure event.

11. Notices.  Any notice, report or payment required or permitted to be given or made under this Agreement by one Party to the other shall be in writing and addressed to the other Party at the following address (or at such other address as shall be given in writing by one Party to the other):

If to the Company:

With a copy to:

If to AST:

American Stock Transfer & Trust Company, LLC
6201 15th Avenue
Brooklyn, NY  11219
Attention: Head of Relationship Management

With a copy to:

American Stock Transfer & Trust Company, LLC
48 Wall Street, 22nd Floor
New York, New York 10005
Attention: Legal Department
Email: legalteamAST@astfinancial.com

12.	Miscellaneous.
(a) The Company acknowledges and agrees that (i) nothing herein shall be construed as creating any agency, partnership, joint venture or other form of joint enterprise, employment or fiduciary relationship between the Parties, and (ii) the Company waives, to the fullest extent permitted by law, any claims that it may have against AST for breach of fiduciary duty or alleged breach of fiduciary duty and agrees that AST shall have no liability (whether direct or indirect) to the Company in respect of such a fiduciary duty claim.
(b) This Agreement shall be construed and enforced in accordance with the laws of the State of New York, without reference to its conflicts of law rules.  It is agreed that any action, suit or proceeding arising out of or based upon this Agreement shall be brought in the United States District Court for the Southern District of New York or any court of the State of New York of competent jurisdiction located in such District.  Service of any process by registered mail addressed to each party at the respective address above shall be effective service of process against such party for any suit, action or proceeding brought in any such court.  Each Party (i) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or the Services in any New York State court or in any such Federal court; (ii) waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such suit, action or proceeding in any such court; and (iii) agrees that a final judgment in any such suit, action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.  EACH PARTY IRREVOCABLY WAIVES THE RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING, CLAIM OR COUNTERCLAIM BROUGHT BY OR ON BEHALF OF ANY PARTY RELATED TO OR ARISING OUT OF THIS AGREEMENT OR THE PERFORMANCE OF ANY SERVICE HEREUNDER.
(c) The compensation, reimbursement, confidentiality, indemnification, jurisdiction, governing law, and waiver of jury trial provisions contained herein shall remain in full force and effect regardless of the termination of this Agreement.  No amendment or waiver of any provision hereof shall be effective unless in writing and signed by the Parties and then only in the specific instance and for the specific purpose for which given.  This Agreement is the only agreement between the Parties with respect to the matters contemplated hereby and sets forth the entire understanding of the Parties with respect thereto.  This Agreement and the obligations hereunder of each Party shall not be assignable by such Party without the prior written consent of the other Party (such consent not to be unreasonably withheld, delayed or conditioned); provided that AST may assign this Agreement or any rights granted hereunder, in whole or in part, to (i) its Affiliates in connection with a reorganization or (ii) a Person that acquires all or substantially all of the business or assets of AST whether by merger, acquisition, or otherwise.
(d) This Agreement may be executed in any number of counterparts and by different Parties in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.  Delivery of an executed counterpart of a signature page of this Agreement by facsimile transmission or in “.pdf” or “.tif” form shall be effective as delivery of a manually executed counterpart of this Agreement.  If any provision of this Agreement shall be held illegal or invalid by any court, this Agreement shall be construed and enforced as if such provision had not been contained herein and shall be deemed an agreement between the Parties to the fullest extent permitted by law.

[REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK.]

IN WITNESS WHEREOF, each Party has caused this Agreement to be duly executed as of the date first above written.

AMERICAN STOCK TRANSFER & DIMENSIONAL ETF TRUST
TRUST COMPANY, LLC

By:  By:
Name: Name:
Title: Title:

Schedule 1
Fees
COMPREHENSIVE FIXED FEE
* Perform duties associated with co-transfer agent services, monthly or part thereof One-Time Consulting/Acceptance Fee	$1,291.00 $3,500.00

The monthly fee includes the following services to be provided by American Stock Transfer & Trust Company, LLC:
Transfer facilities in Brooklyn, New York	Included
Act as DTC FAST agent	Included
Facilitate Deposit/Withdrawal at Custodian (DWAC) requests	Included
Process all routine and non-routine transfers	Included
Facilitate transfers of Direct Registration System positions	Included
Update of all transfer activity to register maintained by the principal Transfer Agent	Included
Open mail, image and route to U.S. operations	Included
Post all debit & credit positions	Included
Vault services - maintain unissued certificates and issue new certificates	Included
Provide, upon request, access to daily reports of processed transfers	Included
Provide FAST reconciliation reports	Included
Shareholder fulfillment for transfer packages & various forms	Included
Mail newly issued certificates	Included
Coordinate U.S. Shareholder mailings with principal transfer agent as requested	Included
SPECIAL SERVICES
Services not included herein (including, without limitation, trustee and custodial services, exchange/tender offer services, stock dividend disbursement services, voluntary disclosure agreements and audit administration services relating to abandoned or unclaimed property) but requested by the Company may be subject to additional charges.
OUT-OF-POCKET EXPENSES
All customary out-of-pocket expenses will be billed in addition to the foregoing fees.  These charges include, but are not limited to, printing and stationery, freight and materials delivery, postage and handling.
The foregoing fees apply to services ordinarily rendered by AST and are subject to reasonable adjustment based on final review of documents.